Exhibit 10.25

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

June 20, 2017

among

C1 INTERMEDIATE CORP.,

CONVERGEONE, INC.,

CONVERGEONE HOLDINGS CORP.,

the Subsidiaries of

ConvergeOne Holdings Corp.

from time to time party hereto

and

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC,

as Administrative Agent

i

Schedules

Schedule I	Subsidiary Guarantors
Schedule II	Equity Interests; Pledged Debt Securities
Schedule III	U.S. Copyrights Owned by Grantor; Patents Owned by Grantors; Trademarks/Trade Names Owned by Grantors
Schedule IV	UCC Filing Offices
Schedule V	UCC Information
Schedule VI	Locations of Collateral
Schedule VII	Deposit Accounts
Schedule VIII	Chattel Paper

Exhibits

Exhibit A	Form of Supplement

ii

This GUARANTEE AND COLLATERAL AGREEMENT, dated as of June 20, 2017 (this “Agreement”), is entered into by and among C1 INTERMEDIATE CORP., a Delaware corporation (“Holdings”), CONVERGEONE HOLDINGS CORP., a Delaware corporation, (“C1H”), CONVERGEONE, INC., a Minnesota corporation (together with C1H, the “Borrower”), the subsidiaries of the Borrower from time to time party hereto and WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC, as administrative agent, collateral agent, and floorplan funding agent (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENT

Reference is made to the Revolving Loan Credit Agreement dated as of June 20, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the Borrower, the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent.

The Lenders, each Issuing Bank and the Floorplan Funding Agent have agreed to extend credit to the Borrower, in each case pursuant to, and upon the terms and conditions specified in, the Credit Agreement. The Hedge Creditors have agreed (or may in the future agree) to enter into Hedging Obligations with one or more Loan Parties. The Banking Services Creditors have agreed (or may in the future agree) to enter into Banking Services Obligations with one or more Loan Parties. The obligations of the Lenders, each Issuing Bank and the Floorplan Funding Agent to extend credit to the Borrower, the agreement of the Hedge Creditors to enter into and maintain Hedging Obligations with one or more Loan Parties and the agreement of the Banking Services Creditors to enter into and maintain Banking Services Obligations with one or more Loan Parties are, in each case, conditioned upon, among other things, the execution and delivery of this Agreement by the Borrower and each Guarantor. Each Guarantor is an affiliate of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement, and from the entering into and/or maintaining of such Hedging Obligations and/or maintaining of such Banking Services Obligations, and is willing to execute and deliver this Agreement in order to induce the Lenders, the Issuing Banks and the Floorplan Funding Agent to extend such credit, the Hedge Creditors to enter into and maintain such Hedging Obligations and the Banking Services Creditors to enter into and maintain such Banking Services Obligations. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Credit Agreement.

(a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings set forth in the Credit Agreement. All capitalized terms defined in the New York UCC (as such term is defined herein) and not defined in this Agreement have the meanings specified therein. All references to the Uniform Commercial Code shall mean the New York UCC unless the context requires otherwise.

(b) The rules of construction specified in Article I (including Sections 1.02 and 1.05) of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” shall mean any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Administrative Agent” shall have the meaning assigned to such term in the preamble.

“After-Acquired Intellectual Property” shall have the meaning assigned to such term in Section 3.06(d).

“Agreement” shall have the meaning assigned to such term in the preamble.

“Banking Services Creditor” shall mean, with respect to the Banking Services Obligations of a Grantor, a counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or at the time such Banking Services Obligations are entered into.

“Banking Services Obligations” shall mean the Banking Services Obligations (as such term is defined in the Credit Agreement), in each case, whether outstanding on the date hereof or arising from time to time following the date of this Agreement.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Claiming Guarantor” shall have the meaning assigned to such term in Section 5.02.

“Collateral” shall have the meaning assigned to such term in Section 3.01.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance satisfactory to the Administrative Agent in its Permitted Discretion, between the Administrative Agent and any third party (including any bailee, consignee, customs broker or other similar Person) in possession of any Collateral or any landlord of any Grantor for any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated or otherwise modified from time to time.

“Collateral Deposit Account” shall have the meaning set forth in Section 6.01.

“Collateral Report” means any certificate (including any Borrowing Base Certificate), report or other document delivered by any Grantor to the Administrative Agent or any Lender with respect to the Collateral pursuant to any Loan Document.

“Collection Account” shall have the meaning set forth in Section 6.01(b).

“Contributing Guarantor” shall have the meaning assigned to such term in Section 5.02.

“Copyright License” shall mean any written agreement, now or hereafter in effect, granting any right to any third Person (other than an agreement with any Person who is an affiliate or a subsidiary of any Grantor) under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights, including all copyright rights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise, (b) all registrations and applications for registration of any such copyright, including registrations, recordings, supplemental registrations, renewals, extensions and pending applications for registration in the United States Copyright Office (or any successor office), including those copyrights listed on Schedule III and (c) all causes of action arising prior to, on or after the date hereof for infringement of any Copyright or unfair competition regarding the same and all other rights whatsoever accruing thereunder or pertaining thereto.

“Credit Agreement” shall have the meaning assigned to such term in the preliminary statement.

“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to the Administrative Agent in its Permitted Discretion, among any Grantor, a banking institution holding such Grantor’s funds, and the Administrative Agent with respect to collection and control of all deposits and balances held in a deposit account (other than any Excluded Deposit Accounts) maintained by any Grantor with such banking institution.

“Domain Names” shall mean all Internet domain names and associated URL addresses in or to which any Grantor now owns or hereafter acquires.

“Excluded Property” shall mean:

(a) all vehicles the perfection of a security interest in which is excluded from the Uniform Commercial Code in the relevant jurisdiction;

(b) any General Intangible or other rights arising under contracts, Instruments, licenses, license agreements (including Licenses) or other documents, to the extent (and only to the extent) that the grant of a security interest would (i) constitute a violation of a restriction in favor of a third party (other than a Grantor) on such grant, unless and until any required consents shall have been obtained, (ii) give any other party (other than a Grantor) the right to terminate its obligations thereunder or (iii) violate any law, provided, however, that (1) any portion of any such General Intangible or other right shall cease to constitute Excluded Property pursuant to this clause (b) at the time and to the extent that the grant of a security interest therein does not result in any of the consequences specified above and (2) the limitation set forth in this clause (b) above shall not affect, limit, restrict or impair the grant by a Grantor of a security interest pursuant to this Agreement in any such General Intangible or other right, to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the New York UCC;

(c) Investment Property consisting of voting Equity Interests of any Excluded Foreign Subsidiary or Excluded Domestic Subsidiary in excess of 65% of the Equity Interests representing the total combined voting power of all classes of Equity Interests of such Excluded Foreign Subsidiary or Excluded Domestic Subsidiary entitled to vote;

(d) any specifically identified assets or category of assets as to which the Administrative Agent and the Borrower reasonably determine that the costs of obtaining a security interest in such assets (or perfecting the same) are excessive in relation to the benefit to the Secured Parties of the security afforded thereby;

(e) Equipment owned by any Grantor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation or Capitalized Lease Obligation permitted to be incurred pursuant to the Credit Agreement, for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capitalized Lease Obligation) validly prohibits the creation of any other Lien on such Equipment;

(f) any interest in joint ventures and non-wholly owned subsidiaries which cannot be pledged without the consent of one or more third parties (other than a Grantor);

(g) applications filed in the United States Patent and Trademark Office to register trademarks or service marks on the basis of any Grantor’s “intent to use” such trademarks or service marks, but only to the extent, if any, and only during the period, if any, in which, the grant of a Lien thereon would invalidate or render unenforceable any registration issuing from such application under applicable federal law, unless and until the filing of a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted, whereupon such applications shall be automatically subject to the Lien granted herein and deemed included in the Collateral;

(h) all assets subject to a certificate of title statute, Farm Products and As-Extracted Collateral;

(i) any property to the extent that such grant of a security interest is prohibited by any requirement of law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such requirement of law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document in favor of a third party that is not a Grantor evidencing or giving rise to such property or, in the case of any Investment Property or any Pledged Security, any applicable shareholder or similar agreement, except to the extent that such requirement of law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, including the New York UCC;

(j) any assets to the extent a security interest in such assets would result in adverse tax consequences as reasonably determined by the Borrower;

(k) Investment Property consisting of Equity Interests in and assets of Unrestricted Subsidiaries, Immaterial Subsidiaries and captive insurance companies;

(l) any fee owned real property with a book value not in excess of $5,000,000 and all leasehold interests in real property; and

(m) any direct Proceeds, substitutions or replacements of any of the foregoing, but only to the extent such Proceeds, substitutions or replacements would otherwise constitute Excluded Property.

Furthermore, no term used in the definition of Collateral (or any component definition thereof) shall be deemed to include any Excluded Property.

“Excluded Deposit Accounts” means, collectively, (i) payroll and payroll taxes accounts, workers’ compensation accounts and other employee wage and benefit payment accounts and petty cash accounts, (ii) trust accounts and (iii) deposit accounts other than Collection Accounts and Collateral Deposit Accounts, so long as the aggregate amount on deposit in all such deposit accounts does not exceed $1,000,000 in the aggregate at any time.

“Federal Securities Laws” shall have the meaning assigned to such term in Section 4.05.

“Fraudulent Conveyance” shall have the meaning assigned to such term in Section 2.01.

“Grantors” shall mean the Borrower and the Guarantors.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hedge Creditor” shall mean, with respect to the Hedging Obligations of a Loan Party, a counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or at the time such Hedging Obligation is entered into (including any Person who is a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, after entering into any Hedging Obligations, ceases to be a Lender); provided that at or prior to the time that any transaction relating to such Hedging Obligation is executed, such Lender (other than the Administrative Agent) or such Affiliate, as the case may be, shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Security Documents.

“Holdings” shall have the meaning assigned to such term in the preamble.

“Intellectual Property” shall mean all intellectual property of any Grantor of every kind and nature now owned or hereafter acquired by such Grantor, including all of the following that are owned or hereafter acquired by such Grantor (i) Patents, Copyrights, Licenses and Trademarks, (ii) all inventions, processes, production methods, trade secrets, confidential or proprietary technical and business information, know-how and databases and all other proprietary information, (iii) Domain Names, (iv) all improvements with respect to any of the foregoing, and (v) all causes of action, claims, and warranties now or hereafter owned or a acquired by any Grantor with respect of any of the foregoing.

“Investment Property” shall mean (a) all “investment property” as such term is defined in the New York UCC (other than Excluded Property) and (b) whether or not constituting “investment property” as so defined, all Pledged Debt Securities and Pledged Stock.

“LC Cash Collateral Account” shall mean a non-interest bearing cash collateral account maintained with the Administrative Agent, a depositary institution Affiliate of the Administrative Agent or another institution acceptable to the Administrative Agent, and in the sole dominion and control of, the Administrative Agent for the benefit of the Secured Parties into which shall be deposited cash collateral in respect of Letters of Credit.

“License” shall mean any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party.

“Lock Boxes” shall have the meaning assigned to such term in Section 6.01(a).

“Lock Box Agreements” shall have the meaning assigned to such term in Section 6.01(a).

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any third Person (other than an agreement with any Person who is an affiliate or a subsidiary of any Grantor) any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third Person, is in existence, and all rights of any Grantor under any such agreement.

“Patents” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent, all registrations and recordings thereof, and all applications for letters patent, including registrations, recordings and pending applications in the United States Patent and Trademark Office (or any successor), including those listed on Schedule III, (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein and (c) all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, all damages and payments for past, present or future infringements thereof and rights to sue therefor, and all rights corresponding thereto throughout the world.

“Permitted Liens” shall have the meaning assigned to such term in the Credit Agreement.

“Pledged Collateral” shall mean (a) the Pledged Stock, (b) the Pledged Debt Securities, (c) subject to Section 3.05, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above, (d) subject to Section 3.05, all rights of the applicable Grantor with respect to the securities and other property referred to in clauses (a), (b) and (c) above and (e) all Proceeds of any of the foregoing.

“Pledged Debt Securities” shall mean (a) the debt securities and promissory notes held by any Grantor on the date hereof (including all such debt securities and promissory notes listed opposite the name of such Grantor on Schedule II (it being agreed that only debt securities and promissory notes with an individual principal amount equal to or greater than $1,000,000 are required to be listed on such schedule)), (b) any debt securities or promissory notes in the future issued to such Grantor and (c) any other instruments evidencing the debt securities described above, if any.

“Pledged Securities” shall mean any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” shall mean (a) (i) the Equity Interests owned by any Grantor on the date hereof (including all such Equity Interests listed on Schedule II) and (ii) thereafter, any other Equity Interest obtained in the future by such Grantor, in the case of each of clauses (i) and (ii), to the extent that the same do not constitute Excluded Property, and (b) the certificates, if any, representing all such Equity Interests.

“Receivables” shall mean the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the Issuing Banks, (d) the Floorplan Funding Agent, (e) each Hedge Creditor, (f) each Banking Services Creditor, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (h) the successors and permitted assigns of each of the foregoing.

“Security Interest” shall mean the pledge and security interest confirmed and granted pursuant to Section 3.01.

“Subsidiary Guarantor” shall mean any of the following: (a) the Restricted Subsidiaries identified on Schedule I hereto as Subsidiary Guarantors and (b) each other Restricted Subsidiary that becomes a party to this Agreement as a Subsidiary Guarantor after the Closing Date, excluding any Excluded Subsidiary.

“Term Loan Agent” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third Person (other than an agreement with any Person who is an affiliate or a subsidiary of any Grantor) any right to use any trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third Person, and all rights of any Grantor under any such agreement.

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers and designs, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office (or any successor office), and all extensions or renewals thereof, including those registrations and applications listed on Schedule III, (b) all goodwill associated therewith or symbolized thereby and (c) all causes of action arising prior to or after the date hereof for infringement of any trademark or unfair competition regarding the same.

ARTICLE II

Guarantee

SECTION 2.01. Guarantee. (a) Each Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Secured Parties, jointly with the other Guarantors and severally; as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Secured Obligations. Each Guarantor further agrees that the Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Secured Obligation. Each Guarantor waives (to the extent permitted by applicable law) presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any Secured Obligation, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. Each Guarantor hereby further jointly and severally agrees that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Secured Obligations, such Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Secured Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b) Notwithstanding any provision of this Agreement to the contrary, it is intended that this Agreement, and any Liens granted hereunder by each Guarantor to secure the obligations and liabilities arising pursuant to this Agreement, not constitute a “Fraudulent Conveyance” (as defined below). Consequently, each Guarantor agrees that if this Agreement, or any Liens securing the obligations and liabilities arising pursuant to this Agreement, would, but for the application of this sentence and taking into account the provisions of Section 5.02, constitute a Fraudulent Conveyance, this Agreement and each such Lien shall be valid and enforceable only to the maximum extent that would not cause this Agreement or such Lien to constitute a Fraudulent Conveyance, and this Agreement shall automatically be deemed to have been amended accordingly at all relevant times. For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance or fraudulent transfer under Section 548 of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

SECTION 2.02. Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and payable and not of collection, and waives any right (except such as shall be required by applicable law and cannot be waived) to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any Deposit Account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other person.

SECTION 2.03. No Limitations, Etc.

(a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 7.14 and the limitations set forth in Section 2.01(b), the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense (other than payment or performance of the Secured Obligations (other than contingent obligations), in full) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Secured Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document (other than pursuant to the terms of a waiver, amendment, modification or release of this Agreement in accordance with the terms hereof) or any other agreement, including with respect to the release of any other Guarantor under this Agreement and so long as any such amendment, modification or waiver of any Loan Document is made in accordance with Section 9.08 of the Credit Agreement, (iii) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Administrative Agent or any other Secured Party for the Secured Obligations, (iv) any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations, or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the occurrence of the Termination Date). Each Guarantor expressly authorizes the Administrative Agent, in accordance with the Credit Agreement and applicable law, to take and hold security for the payment and performance of the Secured Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Secured Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense (other than payment or performance of the Secured Obligations (other than contingent obligations), in full) based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the occurrence of the Termination Date. The Administrative Agent and the other Secured Parties may, in accordance with the Credit Agreement and applicable law, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Secured Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Termination Date has occurred. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.

SECTION 2.04. Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or shall be automatically reinstated, as the case may be, if at any time and for any reason payment, or any part thereof, of any Secured Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party whether upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise, notwithstanding the occurrence of the Termination Date.

SECTION 2.05. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Secured Obligation, when and as the same shall become due and payable, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby jointly and severally promises to and will promptly pay, or cause to be paid, to the Administrative Agent for distribution to the Secured Parties in cash the amount of such unpaid Secured Obligation (other than payment of any contingent obligations). Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article V.

SECTION 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself reasonably informed of the Borrower’s and each other Loan Party’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article II constitutes an instrument for the payment of money, and consents and agrees that any Secured Party, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

ARTICLE III

Security Interests in Personal Property

SECTION 3.01. Security Interest.

(a) Each Grantor hereby pledges and grants to the Administrative Agent, for the benefit of the Secured Parties, as security for the payment or performance, as the case may be, in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations (other than contingent obligations), a security interest in all right, title or interest in or to any and all of the following assets and properties in each case whether tangible or intangible, wherever located, and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (but excluding any Excluded Property, collectively, the “Collateral”):

(i) all Accounts;

(ii) the LC Cash Collateral Account and all cash, securities, Instruments and other property deposited or required to be deposited therein;

(iii) all Chattel Paper;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles;

(vii) all Goods;

(viii) all Instruments, including all Pledged Securities;

(ix) all Inventory or documents of title, customs receipts, insurance certificates, shipping documents and other written materials related to the purchase or import of any Inventory;

(x) all Investment Property;

(xi) all Intellectual Property;

(xii) all Pledged Collateral;

(xiii) all Records and all books and records pertaining to the Collateral;

(xiv) all letters of credit under which such Grantor is the beneficiary and Letter-of-Credit Rights;

(xv) all Supporting Obligations;

(xvi) all cash and Cash Equivalents;

(xvii) all Deposit Accounts and Securities Accounts, including all cash, marketable securities, securities entitlements, financial assets and other funds held in or on deposit in any of the foregoing;

(xviii) all rights to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due Grantors from a Floorplan Approved Vendor in connection with Floorplan Financed Inventory;

(xix) all other personal property whatsoever of such Grantor; and

(xx) to the extent not otherwise included, all Proceeds, all accessions to and substitutions and replacements for and products of any and all of the foregoing and all offsprings, rents profits and products of any of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

(b) Each Grantor hereby authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) with respect to the Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as “all assets” of such Grantor or words of similar effect, and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (x) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (y) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Collateral relates. Each Grantor agrees to provide such information to the Administrative Agent promptly upon written request. The Administrative Agent agrees, upon request by the Borrower and at the Borrower’s expense, to promptly furnish copies of such filings to the Borrower.

(c) The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be necessary for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party. The Administrative Agent agrees, upon request by the Borrower and at the Borrower’s expense, to promptly furnish copies of such filings to the Borrower.

(d) The Security Interest is granted as security only and, except as otherwise required by applicable law, shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral. Nothing contained in this Agreement shall be construed to make the Administrative Agent or any other Secured Party liable as a member of any limited liability company or as a partner of any partnership, and neither the Administrative Agent nor any other Secured Party by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership. The parties hereto expressly agree that, unless the Administrative Agent shall become the owner of Pledged Collateral consisting of a limited liability company interest or a partnership interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Administrative Agent, any other Secured Party, any Grantor and/or any other Person.

SECTION 3.02. Representations and Warranties. Each Grantor represents and warrants to the Administrative Agent and the other Secured Parties that:

(a) In executing and delivering this Agreement, each Grantor has (i) adequate means to obtain from the Borrower on a continuing basis information concerning the Borrower; (ii) full and complete access to the Loan Documents and any other documents executed in connection with the Loan Documents; and (iii) not relied and will not rely upon any representations or warranties of the Administrative Agent or any Lender not embodied herein or any acts heretofore or hereafter taken by the Administrative Agent or any Lender (including but not limited to any review by the Administrative Agent or any Lender of the affairs of the Borrower).

(b) Each Grantor has good and valid rights in and title (except as otherwise permitted in the Loan Documents) to the Collateral with respect to which it has purported to grant a Security Interest hereunder, has full organizational power and authority to grant to the Administrative Agent for the benefit of the Secured Parties, the Security Interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, and no Lien exists upon the Collateral (and no right or option to acquire the same exists in favor of any other Person) other than (i) the valid and perfected security interest created or provided for herein and (ii) Liens expressly permitted by the Credit Agreement.

(c) (i) Uniform Commercial Code financing statements (including fixture filings, if applicable) or other appropriate filings, recordings or registrations containing a description of the Collateral have been prepared by the Administrative Agent based upon the information provided to the Administrative Agent and the Secured Parties by the Grantors for filing in each governmental, municipal or other office specified on Schedule IV hereof (or specified by notice from the Borrower to the Administrative Agent after the date hereof in the case of filings, recordings or registrations required by Section 5.09 of the Credit Agreement), which are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in the Collateral consisting of United States Patents, Trademarks and Copyrights) that are necessary as of the date hereof (or after the date hereof, in the case of filings, recordings or registrations required by Section 5.09 of the Credit Agreement) to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties in respect of all Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements; and (ii) notwithstanding the foregoing, each Grantor represents and warrants that a fully executed agreement in the form hereof or, alternatively, each applicable short form Intellectual Property Security Agreement, and containing a description of all Collateral consisting of Intellectual Property that is material to the conduct of such Grantor’s business with respect to United States Patents and United States federally registered Trademarks (and Trademarks for which United States federal registration applications are pending) and United States federally registered Copyrights has been or will be delivered to the Administrative Agent for recording by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent in respect of all such Collateral in which a security interest may be perfected by filing, recording or registration in the United States, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than filings described in Section 3.02(c)(i) and other than such actions as are necessary to perfect the Security Interest with respect to any Collateral consisting of United States Patents, United States federally registered Trademarks and United States federally registered Copyrights (and applications therefor) that are material to the conduct of such Grantor’s business and that are acquired or developed after the date hereof).

(d) The Security Interest constitutes (i) a legal and valid security interest in all Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in Section 3.02(c), a perfected security interest in all Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any state thereof) pursuant to the Uniform Commercial Code and (iii) subject to the filings described in Section 3.02(c), a security interest that shall be perfected in all Collateral in which a security interest may be perfected upon the receipt and recording of this Agreement (or the applicable short form

Intellectual Property Security Agreement) with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the 3-month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the 1-month period (commencing as of the date hereof) pursuant to 17 U.S.C. § 205. The Security Interest is and shall be prior to any other Lien on any of the Collateral, other than Permitted Liens.

(e) Schedule II correctly sets forth as of the date hereof the percentage of the issued and outstanding shares or units of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder.

(f) The Pledged Stock and Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock issued by a corporation, are fully paid and nonassessable (if applicable) and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other loss affecting creditors’ rights generally and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(g) Schedule V correctly sets forth as of the date hereof (i) the exact legal name of each Grantor, as such name appears in its respective certificate or articles of incorporation or formation, (ii) the jurisdiction of organization of each Grantor, (iii) the mailing address of each Grantor, (iv) the organizational identification number, if any, issued by the jurisdiction of organization of each Grantor, (v) the identity or type of organization of each Grantor and (vi) the Federal Taxpayer Identification Number, if any, of each Grantor. The Borrower agrees to update the information required pursuant to the preceding sentence as provided in Section 5.06 of the Credit Agreement.

(h) [Reserved].

(i) Notwithstanding the foregoing or anything else in this Agreement to the contrary, no representation, warranty or covenant is made with respect to the creation or perfection of a security interest in (i) Collateral consisting of Intellectual Property that is not material to the conduct of the Grantor’s business, and (ii) Collateral to the extent such creation or perfection would require (A) any filing other than a filing in the United States of America, any state thereof and the District of Columbia or (B) other action under the laws of any jurisdiction other than the United States of America, any state thereof and the District of Columbia.

(j) Each Grantor represents and warrants that the Trademarks, Patents and Copyrights listed on Schedule III include all United States federal registrations and pending applications for Trademarks, Patents and Copyrights, all as in effect as of the date hereof, that such Grantor owns and that are material to the conduct of its business as of the date hereof.

(k) As of the date hereof, all of Grantors’ locations where Collateral constituting Inventory is located (other than (i) Collateral in transit or out for repair or maintenance or (ii) locations where the value of Inventory located at any such location does not exceed $2,000,000 and the aggregate value of Inventory located at all such locations does not exceed $10,000,000) are listed on Schedule VI. All of said locations are owned by the Grantors except for locations (i) which are leased by the Grantors as lessees and designated in Part B(ii) of Schedule VI and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part B(iii) of Schedule VI.

(l) All of such Grantor’s Deposit Accounts are listed on Schedule VII.

(m) Schedule VIII lists all Chattel Paper of such Grantor having an individual fair market value in excess of $250,000.

(n) With respect to Accounts and Chattel Paper:

(i) The information with respect to the Accounts and Chattel Paper (including without limitation the names of obligors, amounts owing and due dates) is and will be correctly stated in all material respects in all records of the Grantors relating thereto and in all invoices and Collateral Reports with respect thereto required to be furnished to the Administrative Agent by the Grantors from time to time pursuant to the Loan Documents. As of the time when each Account or each item of Chattel Paper is reflected on a Borrowing Base Certificate as an Eligible Account, the Grantors shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all material respects what they purport to be.

(ii) With respect to Accounts of the Grantors reflected as Eligible Accounts on the most recent Borrowing Base Certificate, as of the date of such Borrowing Base Certificate, all such Accounts are Eligible Accounts (except with respect to such Accounts that may be subsequently deemed to be ineligible Accounts in the Permitted Discretion of the Administrative Agent).

(o) With respect to Inventory of the Grantors reflected as Eligible Inventory on the most recent Borrowing Base Certificate, as of the date of such Borrowing Base Certificate, (a) such Inventory (other than Inventory in transit) is located at one of the Grantors’ locations set forth on Schedule VI, as such Schedule VI may be amended or supplemented hereafter in writing, (b) no such Inventory (other than Inventory in transit) is now, or shall at any time or times hereafter be stored at any other location except as permitted by Section 3.03(f) and (c) such Inventory is Eligible Inventory (except with respect to such Inventory that may be subsequently deemed to be ineligible Inventory in the Permitted Discretion of the Administrative Agent).

SECTION 3.03. Covenants.

(a) Subject to Section 3.02(i) each Grantor shall at its own expense, take all commercially reasonable actions necessary to defend title to the Collateral against all persons and to defend the Security Interest of the Administrative Agent in the Collateral and the priority thereof against any Lien which does not constitute a Permitted Lien.

(b) Subject to Section 3.02(i) each Grantor agrees, upon written request by the Administrative Agent and at its own expense, to execute, acknowledge, deliver and cause to be filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to obtain, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing or continuation statements (including fixture filings) or other documents in connection herewith or therewith.

(c) At its option, but only following 5 Business Days’ written notice to each Grantor of its intent to do so unless an Event of Default shall have occurred and be continuing, the Administrative Agent may discharge past due Taxes, assessments, charges, fees or Liens at any time levied or placed on the Collateral which do not constitute a Permitted Lien, and may pay for the maintenance and preservation of the Collateral to the extent any Grantor fails to do so as required by the Credit Agreement, and each Grantor agrees to reimburse the Administrative Agent within 30 days after written demand for any reasonable out of pocket payment made or any reasonable out of pocket expense incurred by the

Administrative Agent pursuant to the foregoing authorization; provided, however, that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees or Liens and maintenance as set forth herein or in the other Loan Documents.

(d) Each Grantor shall remain liable to observe and perform all conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, all in accordance with the terms and conditions thereof.

(e) In the case of each Grantor, such Grantor shall, on or prior to the date on which a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 5.04(c) of the Credit Agreement for the fiscal quarter in which such Grantor obtains actual knowledge thereof, give notice to the Administrative Agent of any Commercial Tort Claim of such Grantor in which the damages being sought are reasonably estimated by such Grantor to exceed $1,000,000 and shall grant to the Administrative Agent, for the benefit of the Secured Parties, a first priority security interest in such Commercial Tort Claim. After such grant, such Commercial Tort Claim shall be deemed to constitute Collateral for purposes of this Agreement.

(f) Subject to the following sentence, the Grantors will not (i) maintain any Inventory (other than such Collateral in transit) at any location other than those locations listed on Schedule VI (except for locations where the fair market value of Inventory at any such location does not exceed $2,000,000 and the aggregate fair market value of Inventory at all such locations does not exceed $10,000,000), (ii) otherwise change, or add to, such locations, or (iii) change their respective principal places of business or chief executive offices from the location identified on Schedule VI. Each Grantor will give the Administrative Agent at least ten (10) days prior written notice (or such shorter notice to which the Administrative Agent has consented in writing) of any new principal place of business or chief executive office or any new location for any of its Inventory; except for locations where the market value of Inventory stored or warehoused at any such new location does not exceed $2,000,000 and the aggregate market value of Inventory, stored or warehoused at all such new locations (together with all other locations not listed on Schedule VI) does not exceed $10,000,000 (such locations, “Excluded Locations”). With respect to any such new location (excluding Excluded Locations), such Grantor will execute such documents and take such actions as the Administrative Agent reasonably deems necessary to perfect and protect the Liens granted under the Collateral Documents and, if requested by the Administrative Agent, will use commercially reasonable efforts to obtain a Collateral Access Agreement for each such location.

(g) Receivables.

(i) Except as otherwise permitted by the Credit Agreement, the Grantors will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except that, until such time following the occurrence and during the continuation of an Event of Default or a Cash Dominion Period as the Grantors receive a notice from the Administrative Agent instructing them to cease doing so, the Grantors may make discounts, credits, rebates or other reductions in the amount of Accounts in the ordinary course of business.

(ii) Except as otherwise provided in this Agreement or the Credit Agreement, the Grantors will collect and enforce, at the Grantors’ sole expense, all amounts due or hereafter due to the Grantors under the Receivables.

(iii) The Grantors will deliver to the Administrative Agent promptly upon its request after the occurrence and during the continuation of an Event of Default duplicate invoices with respect to each Account bearing such language of assignment as the Administrative Agent shall specify.

(iv) Upon the request of the Administrative Agent after the occurrence and during the continuation of an Event of Default, the Grantors shall take all steps reasonably necessary to grant the Administrative Agent “control” (within the meaning of set forth in Section 9-105 of the Uniform Commercial Code) of all electronic chattel paper in accordance with the Uniform Commercial Code. Unless an Event of Default has occurred and is continuing, the requirement in the preceding sentence shall not apply to electronic chattel paper to the extent that all amounts payable evidenced by such electronic chattel paper in which the Administrative Agent has not been vested “control” does not exceed $1,000,000 in the aggregate for all Grantors.

(h) Inventory.

(i) Except as otherwise permitted under the Credit Agreement, the Grantors will do all things commercially reasonable to maintain, preserve, protect and keep the Inventory in good repair and working and saleable condition (casualty excluded).

(ii) The Grantors will maintain a perpetual inventory reporting system at all times.

SECTION 3.04. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Security Interest in the Collateral, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Collateral:

(a) Instruments. Upon the occurrence and during the continuation of an Event of Default, if any Grantor shall at any time hold or acquire any Instruments in excess of $1,000,000 individually, such Grantor shall, upon the request of the Administrative Agent, promptly endorse, assign and deliver the same to the Administrative Agent, accompanied by such undated instruments of endorsement, transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably specify.

(b) Investment Property. Subject to the terms hereof, if any Grantor shall at any time hold or acquire any Certificated Securities, to the extent the same do not constitute Excluded Property, such Grantor shall promptly endorse, assign and deliver the same to the Administrative Agent (or, to the extent required under the Intercreditor Agreement, to the Term Loan Agent thereunder acting as the Administrative Agent’s agent or bailee for the purpose of perfection), accompanied by such undated instruments of transfer or assignment duly executed in blank as the Administrative Agent (or, to the extent required under the Intercreditor Agreement, the Term Loan Agent thereunder acting as the Administrative Agent’s agent or bailee for the purpose of perfection) may from time to time reasonably specify. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II and made a part hereof and supplement any prior schedule so delivered; provided, that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities and shall not in and of itself result in any Default or Event of Default. Each certificate representing an interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 3.01 shall be physically delivered to the Administrative Agent in accordance with the terms of the Credit Agreement (or, to the extent required under the Intercreditor Agreement, the Term Loan Agent thereunder acting as the Administrative Agent’s agent or bailee for the purpose of perfection) and endorsed to the Administrative Agent (or, to the extent (d) required under the Intercreditor Agreement, the Term Loan Agent thereunder acting as the Administrative Agent’s agent or bailee for the purpose of perfection) or endorsed in blank.

(c) Security Interests in Property of Account Debtors. If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person the value of which equals or exceeds $250,000 to secure payment of an Account, such Grantor shall promptly assign such security interest to the Administrative Agent for the benefit of the Secured Parties. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(d) Letter-of-Credit Rights. If any Grantor is or becomes the beneficiary of a letter of credit that is (i) not a Supporting Obligation of any Collateral and (ii) in excess of $1,000,000 individually, or $5,000,000 in the aggregate for all such letters of credit of the Grantors, such Grantor shall, on the date on which a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 5.04(c) of the Credit Agreement for the fiscal quarter in which such Grantor becomes a beneficiary thereof, notify the Administrative Agent thereof and, at the request of the Administrative Agent, enter into an agreement with the Administrative Agent, the issuer of such letter of credit or any nominated person with respect to the Letter-of-Credit Rights under such letter of credit. Such agreement shall collaterally assign such Letter-of-Credit Rights to the Administrative Agent and such assignment shall be sufficient to grant control to the Administrative Agent for the purposes of Section 9-107 of the New York UCC (or any similar section under any equivalent Uniform Commercial Code), and shall be in form and substance reasonably satisfactory to Administrative Agent.

SECTION 3.05. Voting Rights; Dividends and Interest, Etc. Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the Grantors at least three (3) days’ prior written notice of its intent to exercise its rights under this Agreement:

(a) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of the Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement and the other Loan Documents and applicable law, and no notice of any such voting or exercise of any consensual rights and powers need be given to the Administrative Agent.

(b) The Administrative Agent shall promptly execute and deliver to each Grantor, or cause to be executed and delivered to each Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a) above.

(c) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are not prohibited by, and otherwise paid or distributed in accordance with, the terms and conditions of the Loan Documents and applicable law; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Collateral shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall be held in trust for the benefit of the Administrative Agent and the Secured Parties and shall be delivered to the Administrative Agent (or, to the extent required under the Intercreditor Agreement, to the Term Loan Agent thereunder) in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent (or, to the extent required under the Intercreditor Agreement, by the Term Loan Agent thereunder) on or prior to the later to occur of (i) 30 days following the receipt thereof and (ii) the earlier of the date of the required delivery of the Compliance Certificate following the receipt of such items and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent).

SECTION 3.06. Additional Covenants Regarding Patent, Trademark and Copyright Collateral.

(a) Other than to the extent not prohibited herein or in the Credit Agreement, except as could not reasonably be expected to have a Material Adverse Effect, each Grantor agrees that it will not do any act, or omit to do any act, whereby any Patent that is material to the conduct of such Grantor’s business may become invalidated or dedicated to the public, other than the expiration of such Patent at the end of its natural term, subject to such Grantor’s reasonable business judgment.

(b) Other than to the extent not prohibited herein or in the Credit Agreement, except as could not reasonably be expected to have a Material Adverse Effect, each Grantor (either itself or through its licensees or its sublicensees) will, for each registered Trademark that is material to the conduct of such Grantor’s business, use commercially reasonable efforts to maintain such Trademark registration in full force free from any legally binding determination of abandonment or invalidity of such Trademark registration due to nonuse, subject to such Grantor’ s reasonable business judgment.

(c) Other than to the extent not prohibited herein or in the Credit Agreement, except as could not reasonably be expected to have a Material Adverse Effect, and subject to each Grantor’s reasonable business judgment, each Grantor will take all reasonable and necessary steps that are consistent with reasonable business practice in any proceeding before the United States Patent and Trademark Office, and the United States Copyright Office, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(d) Each Grantor agrees that, should it obtain an ownership interest in any Intellectual Property (other than any Excluded Property) after the date hereof, to the extent that such Intellectual Property would be a part of the Collateral under the terms of this Agreement had it been owned by such Grantor as of the date hereof, (“After-Acquired Intellectual Property”), (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby shall automatically become part of the Collateral, subject to the terms and conditions of this Agreement. Within 120 days after the end of each calendar year (or such longer period as to which the Administrative Agent may consent), the relevant Grantor shall sign and deliver to the Administrative Agent an appropriate Intellectual Property Security Agreement with respect to all applicable United States federally registered (and all applications for United States federally registered) After-Acquired Intellectual Property owned by it as of the last day of the applicable fiscal year, to the extent that such Intellectual Property is not Excluded Property and to the extent that it is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it.

SECTION 3.07. Limitations. Notwithstanding anything to the contrary in this Agreement or any other Security Document, (i) the Administrative Agent shall not require the taking of any action (other than, for the avoidance of doubt, execution and delivery of this Agreement) to create a Lien on, or require the perfection of any Lien granted in, those assets located outside the United States or otherwise take any action with respect to creation or perfection of Liens under foreign laws, (ii) other than to the extent required in Section 3.09, the Administrative Agent shall not require control agreements or perfection by “control” arrangements with respect to deposit and securities accounts, (iii) the Administrative Agent shall not require notices to be sent to account debtors or other contractual third-parties except following the occurrence and during the continuance of an Event of Default, (iv) other than to the extent required in Section 3.08, the Administrative Agent shall not require landlord waivers and other third-party access or statutory lien subordinations or waivers, (v) the Administrative Agent shall not require the perfection of security interests in motor vehicles and other assets subject to certificates of title statutes to the extent a Lien thereon cannot be perfected by the filing of a Uniform Commercial Code financing statement (or the equivalent), (vi) the Administrative Agent shall not require perfection of (A) letters of credit and Letter-of-Credit Rights which (1) do not constitute Supporting Obligations and (2) are not in excess of $1,000,000 individually, or $5,000,000 in the aggregate for all such letters of credit and Letter-of-Credit Rights of the Loan Parties and (B) Commercial Tort Claims which (1) require any additional action by any Loan Party to grant or perfect a security interest in such Commercial Tort Claim and (2) are not in excess of $1,000,000 individually, or $5,000,000 in the aggregate, in each case, other than the filing of a Uniform Commercial Code financing statement (or the equivalent), and (vii) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the practical benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent.

SECTION 3.08. Collateral Access Agreements. (a) The Grantors shall use commercially reasonable efforts to obtain Collateral Access Agreements no later than the date that is ninety (90) days after the date hereof, from the lessor of leased property located at 3344 Highway 149, Eagan, MN 55343, and the lessor of leased property replacing Borrowers’ currently leased location at 4290 E. Brickell Street, Ontario, CA 91761, and (b) if requested by the Administrative Agent, each Grantor shall use commercially reasonable efforts to obtain a Collateral Access Agreement, from the lessor of each leased property, mortgagee of owned property or bailee or consignee with respect to any warehouse, processor or converter facility or other location where Inventory are stored or located (except for such locations where the value of Inventory stored or located at any such location does not exceed $2,000,000 so long as the aggregate value of Inventory does not exceed $10,000,000 for all such locations).

SECTION 3.09. Deposit Account Control Agreements. Each Grantor will provide to the Administrative Agent within 90 days of the Administrative Agent’s request (or such longer period as to which the Administrative Agent may consent), a Deposit Account Control Agreement duly executed on behalf of each financial institution holding a deposit account (other than an Excluded Deposit Account) of such Grantor as set forth in this Agreement.

ARTICLE IV

Remedies

SECTION 4.01. Pledged Collateral.

(a) Upon the occurrence and during the continuance of an Event of Default and with prior written notice to the Borrower, the Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent), the name of the applicable Grantor or, to the extent required under the Intercreditor Agreement, the name of the Term Loan Agent thereunder acting as the Administrative Agent’s agent or bailee for the purpose of perfection, endorsed or assigned in blank or in favor of the Administrative Agent (or, to the extent required under the Intercreditor

Agreement, to the Term Loan Agent thereunder acting as the Administrative Agent’s agent or bailee for the purpose of perfection). Upon the occurrence and during the continuance of an Event of Default and with prior written notice to the relevant Grantor, the Administrative Agent (or, to the extent required under the Intercreditor Agreement, the Term Loan Agent thereunder) shall at all times have the right to exchange the certificates representing any Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

(b) Upon the occurrence and during the continuance of an Event of Default, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (c) of Section 3.05 shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of Section 3.05 or this Section 4.01(b) shall be held in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall be promptly delivered to the Administrative Agent upon written demand in the same form as so received (with any necessary endorsement or instrument of assignment). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.03. After all Events of Default have been cured or waived, the Administrative Agent shall promptly repay to each applicable Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (c) of Section 3.05 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a) of Section 3.05, and the obligations of the Administrative Agent under paragraph (b) of Section 3.05, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided, however, that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right, in its sole discretion, from time to time following and during the continuance of an Event of Default and the provision of the notice referred to above to permit the Grantors to exercise such rights. To the extent the notice referred to in the first sentence of this paragraph (c) has been given, after all Events of Default have been cured or waived, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a) of Section 3.05, and the Administrative Agent shall again have the obligations under paragraph (b) of Section 3.05.

SECTION 4.02. Uniform Commercial Code and Other Remedies. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Administrative Agent on written demand, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Collateral consisting of Intellectual Property, on written demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Collateral (provided that such assignment, transfer or conveyance of any Collateral consisting of Trademarks includes an assignment, transfer or conveyance of the goodwill associated with such Trademarks) by the applicable Grantor to the Administrative Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements), (b) to withdraw any and all cash or other Collateral from the LC Cash Collateral Account and to apply such cash and other Collateral to the payment of any and all

Secured Obligations in the manner provided in Section 4.03 or otherwise as provided in the Credit Agreement, (c) with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral without breach of the peace, and subject to the terms of any related lease agreement, to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral and (d) generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code, whether or not the Uniform Commercial Code is in effect in the applicable jurisdiction, or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange upon such commercially reasonable terms and conditions as it may deem necessary, for cash, upon credit or for future delivery as the ·Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized at any such sale (if it deems it necessary to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Administrative Agent shall give each applicable Grantor 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by applicable law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by applicable law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the

Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations (other than contingent obligations) paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

Until the Termination Date, each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated in writing by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. Upon the occurrence and during the continuance of an Event of Default, in the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required under the Credit Agreement or to pay any premium in whole or part relating thereto , the Administrative Agent may upon prior written notice to such Grantor, without waiving or releasing any obligation or liability of any Grantor hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems necessary. All sums disbursed by the Administrative Agent in connection with this paragraph, including attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon written demand as provided in Section 9.05 of the Credit Agreement, by the Grantors to the Administrative Agent and shall be additional Secured Obligations secured hereby.

SECTION 4.03. Application of Proceeds. Subject to the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, the Administrative Agent shall apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral in accordance with Section 2.17(b) of the Credit Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not .be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 4.04. Grant of License to Use Intellectual Property. For the exclusive purpose of enabling the Administrative Agent to exercise its rights and remedies in this Article IV after and during the continuance of an Event of Default, each Grantor hereby grants to the Administrative Agent (until the termination of this Agreement and subject to Section 7.14) an irrevocable nonexclusive limited license (exercisable without payment of royalty or other compensation to the Grantors), subject in all respects to any Licenses to use, license or sublicense any of the Collateral consisting of know-how, Patents, Copyrights and Trademarks, now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuation of an Event of Default; provided, however, that any license or sublicense entered into by the Administrative Agent with a third party in accordance with this Section 4.04 shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default, except to the extent that such license or sublicense would invalidate or render unenforceable any such Grantor’s Intellectual Property.

SECTION 4.05. Securities Act, Etc. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (the Securities Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that to the extent such restrictions and limitations apply to any proposed sale of Pledged Collateral, the Administrative Agent may, with respect to any sale of such Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that to the extent such restrictions and limitations apply to any proposed sale of Pledged Collateral, the Administrative Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 4.05 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

ARTICLE V

Indemnity, Subrogation and Subordination

SECTION 5.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 5.03), the Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part a claim of any Secured Party, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 5.02. Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 5.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Secured Obligation or assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy any Secured Obligation owed to any Secured Party, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 5.01, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to (i) the amount of such payment or (ii) the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 7.15 the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 5.02 shall be subrogated to the rights of such Claiming Guarantor under Section 5.01 to the extent of such payment.

SECTION 5.03. Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 5.01 and 5.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the Obligations until the Termination Date; provided, that if any amount shall be paid to such Grantor on account of such subrogation rights at any time prior to the Termination Date, such amount shall be held in trust for the benefit of the Secured Parties and shall promptly be paid to the Administrative Agent to be credited and applied against the Secured Obligations, whether matured or unmatured, in accordance with Section 2.17(b) of the Credit Agreement. No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 5.01 and 5.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of its obligations hereunder.

ARTICLE VI

Collection and Application of Collateral Proceeds; Deposit Accounts

SECTION 6.01. Collection of Receivables.

(a) On or before ninety (90) days after the Closing Date, each Grantor shall (a) execute and deliver to the Administrative Agent, Deposit Account Control Agreements for each Deposit Account maintained by each Grantor into which all cash, checks or other similar payments relating to or constituting payments made in respect of Receivables will be deposited (a “Collateral Deposit Account”), which Collateral Deposit Accounts are identified as such on Schedule VII, and (b) establish lock box service (the “Lock Boxes”) with the bank(s) set forth in Schedule VII (each, a “Depository Bank”), which Lock Boxes shall be subject to lock box agreements reasonably acceptable to the Administrative Agent (each, a “Lock Box Agreement”) providing for all collections in the Lock Boxes to be deposited into the Collateral Deposit Account(s) with such Depository Bank(s). After the Closing Date, each Grantor will comply with the terms of Section 6.02.

(b) Subject to clause (c) below, each Grantor shall direct all of its Account Debtors to forward payments directly to Lock Boxes subject to Lock Box Agreements. Following the occurrence and during the continuation of an Event of Default (and until such time as no Event of Default exists) or at any time after Excess Availability is less than or equal to the greater of (i) 10% of the Line Cap or (ii) $7,500,000, for more than 5 consecutive Business Days (and until such time as Excess Availability is greater than the greater of (i) 10% of the Line Cap or (ii) $7,500,000 for a period of more than 30 consecutive Business Days) (each such period, a “Cash Dominion Period”), the Administrative Agent may deliver written instructions to the Depository Banks directing them to transfer on a daily basis all payments or deposits received in the Lock Boxes and the Collateral Deposit Accounts to a collection account maintained by the Grantors with the Administrative Agent (the “Collection Account”) or as otherwise instructed by the Administrative Agent; provided that upon the termination or expiration of all Cash Dominion Periods, the Administrative Agent shall promptly rescind such instructions to the Depository Banks. If the Grantors receive any proceeds of any Receivables, such Grantors shall receive such payments as the Administrative Agent’s trustee, and shall immediately deposit all cash, checks or other similar payments related to or constituting payments made in respect of Receivables received by them to a Collateral Deposit Account. The Administrative Agent shall hold and apply funds received into the Collection Account as provided by the terms of the Credit Agreement.

(c) Notwithstanding anything in the Loan Documents to the contrary but subject to Section 6.15 of the Credit Agreement, (i) any Grantor may collect Receivables and other amounts owing to itself and/or applicable third parties in connection with Bundled Solutions, (ii) with respect to the portion of such collected Receivables and other amounts owed to such third parties in connection with Bundled Solutions, such Grantor may remit such portion to such third parties or to segregated deposit accounts or trust accounts for the benefit of third parties and (iii) Receivables and other amounts owing to any Grantor in connection with Bundled Solutions may be collected by the applicable third parties and/or collected pursuant to arrangements with financial institutions and/or directed to segregated deposit accounts and/or trust accounts.

SECTION 6.02. Covenant Regarding New Deposit Accounts; Lock Boxes. Before opening or replacing any Collateral Deposit Account, other Deposit Account or establishing a new Lock Box, each Grantor shall (a) provide notice to the Administrative Agent and (b) upon the request of the Administrative Agent, deliver a Deposit Account Control Agreement to the Administrative Agent in order to give the Administrative Agent Control of such Deposit Account and/or Lock Box.

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement (whether or not then in effect). Communications and notices to the Administrative Agent, the Collateral Agent, Holdings or the Borrower shall be made to the Administrative Agent, the Collateral Agent, Holdings or the Borrower, as applicable, at its address set forth in the Credit Agreement. All communications and notices hereunder to any Subsidiary Guarantor shall be given to it in care of the Borrower.

SECTION 7.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein or in any other Loan Document shall be considered to have been relied upon by the Lenders, the Issuing Banks and the Floorplan Funding Agent and shall survive the making by the Lenders of any Loans, the making by the Floorplan Funding Agent of any Floorplan Advances and issuance of any Letters of Credit by each Issuing Bank, regardless of any investigation made by any Lender, Issuing Bank or the Floorplan Funding Agent or on their behalf and notwithstanding that the Administrative Agent, any Issuing Bank, the Floorplan Funding Agent or any Lender may have had notice or actual knowledge of any Default at the time of any Credit Event, and shall continue in full force and effect until the Termination Date.

SECTION 7.03. Binding Effect; Several Agreement. This Agreement shall become effective when it shall have been executed by the Loan Parties and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 7.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 7.05. Administrative Agent’s Expenses; Indemnity. The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder as provided in Section 9.05 of the Credit Agreement.

(a) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor agrees to indemnify the Administrative Agent and the other Indemnitees as provided in Section 9.05 of the Credit Agreement.

(b) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.05 shall survive the Termination Date.

SECTION 7.06. Administrative Agent Appointed Attorney-in-Fact; Account Verification.

(a) Until the Termination Date, each Grantor hereby appoints the Administrative Agent as the attorney-in-fact of such Grantor for the purpose of, upon the occurrence and during the continuance of an Event of Default, carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (i) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (ii) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral, (iii) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral, (iv) to send verifications of Accounts to any Account Debtor, (v) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral, (vi) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral, (vii) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent, the LC Cash Collateral Account or for any other reason, (viii) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral (provided that any sale, assignment or transfer of Collateral consisting of Trademarks includes a sale, assignment or transfer of the goodwill associated with such Trademarks), (ix) to apply the proceeds of any Secured Obligations as provided in Article IV, (x) to exercise all of such Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (xi) to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (xii) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (xiii) to change the address for delivery of mail addressed to such Grantor to such address as the Administrative Agent may designate and to receive, open and dispose of all mail addressed to such Grantor, and (xiv) to do all other acts and things necessary to carry out the purposes of this Agreement in accordance with its terms, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, willful misconduct, fraud or bad faith. The foregoing powers of attorney being coupled with an interest, are irrevocable until the Security Interest shall have terminated in accordance with the terms hereof.

(b) All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Administrative Agent, for the benefit of the Administrative Agent and Lenders, under this Section 7.06 are solely to protect the Administrative Agent’s interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers.

(c) Following (i) the occurrence of a Cash Dominion Period or (ii) the occurrence and continuance of an Event of Default, the Administrative Agent may, in the Administrative Agent’s own name or in the name of a nominee of the Administrative Agent, communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of such Grantors, parties to contracts with the Grantors and obligors in respect of Instruments of the Grantors to verify with such Persons, to the Administrative Agent’s reasonable satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper, payment intangibles and/or other Receivables.

SECTION 7.07. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.08. Waivers; Amendment.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver hereof or thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks, the Floorplan Funding Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.08, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or Floorplan Advance or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender, the Floorplan Funding Agent or any Issuing Bank may have had notice or knowledge of such Default at the time. Except as otherwise provided herein, no notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Parties that are party thereto and are affected by such waiver, amendment or modification, subject to Section 9.08 of the Credit Agreement.

SECTION 7.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO (AND EACH OTHER SECURED PARTY BY ITS ACCEPTANCE OF THE BENEFITS HEREOF) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.09.

SECTION 7.10. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.11. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 7.03. Delivery of an executed signature page to this Agreement by facsimile, PDF or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.13. Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto and the Secured Parties, by their acceptance of the benefits of this Agreement, hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America, sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto and the Secured Parties, by their acceptance of the benefits of this Agreement hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto and the Secured Parties, by their acceptance of the benefits of this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Banks, the Floorplan Funding Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Grantor or its properties in the courts of any jurisdiction.

(b) Each of the parties hereto and the Secured Parties, by their acceptance of the benefits of this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto and the Secured Parties, by their acceptance of the benefits of this Agreement hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto and the Secured Parties, by their acceptance of the benefits of this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.14. Termination or Release. This Agreement, the Guarantees made herein, the Security Interest, the pledge of the Pledged Collateral and all other security interests granted hereby (including, without limitation, the licenses granted by the Grantors and the Administrative Agent pursuant to Section 4.04) shall automatically terminate on the Termination Date (other than to the extent any funds are on deposit in the LC Cash Collateral Account, in which case, the Security Interest in the LC Cash Collateral Account shall continue until released by the relevant Issuing Bank or the Administrative Agent, as applicable).

(a) Any Guarantor shall automatically be released from its obligations hereunder and the Security Interests created hereunder in the Collateral of such Guarantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Loan Party.

(b) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement to any person that is not Borrower or a Grantor, or, upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to Section 9.08 of the Credit Agreement, the Security Interest in such Collateral shall be automatically released, and the licenses granted by the Grantors and the Administrative Agent pursuant to Section 4.04 shall be automatically terminated.

(c) In connection with any termination or release pursuant to paragraph (a), (b) or (c) above, the Administrative Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 7.14 shall be without recourse to or representation or warranty by the Administrative Agent (other than any representation and warranty that the Administrative Agent has the authority to execute and deliver such documents) or any Secured Party. Without limiting the provisions of Section 7.05, the Borrower shall reimburse the Administrative Agent upon written demand for all reasonable out-of-pocket costs and expenses, including the fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 7.14 as provided in Section 9.05 of the Credit Agreement.

(d) At any time that the respective Grantor desires that the Administrative Agent take any action described in preceding paragraph (d) above, it shall, upon the reasonable request of the Administrative Agent, deliver to the Administrative Agent an Officer’s Certificate certifying that the release of the respective Collateral is permitted pursuant to (a), (b) or (c). The Administrative Agent shall have no liability, whatsoever, to any Secured Party as the result of any release of Collateral by it as permitted (or which the Administrative Agent in good faith believes to be permitted) by this Section 7.14.

SECTION 7.15. Additional Subsidiaries. Pursuant to Section 5.09 of the Credit Agreement, certain additional wholly owned Restricted Subsidiaries may be required to enter into this Agreement as a Subsidiary Guarantor and a Grantor. Upon execution and delivery by the Administrative Agent and such Restricted Subsidiary of a supplement in the form of Exhibit A hereto, such Restricted Subsidiary shall become a Subsidiary Guarantor and a Grantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor and a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

SECTION 7.16. Security Interest and Obligations Absolute. Subject to Section 7.14 hereof, all rights of the Administrative Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, or any other agreement or instrument (so long as the same are made in accordance with the terms of Section 9.08 of the Credit Agreement), (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement other than payment of the Obligations (other than contingent obligations), indefeasibly in full in cash.

SECTION 7.17. Intercreditor Agreement. The provisions of this Agreement shall be subject to the provisions of the Intercreditor Agreement. In the event of any conflict between this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control and govern.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

C1 INTERMEDIATE CORP.

By:	/s/ Jeffrey Nachbor
Name: Jeffrey Nachbor
Title: Chief Financial Officer

CONVERGEONE HOLDINGS CORP.

By:	/s/ Jeffrey Nachbor
Name: Jeffrey Nachbor
Title: Treasurer and Chief Financial Officer

CONVERGEONE, INC.

By:	/s/ Jeffrey Nachbor
Name: Jeffrey Nachbor
Title: Treasurer and Chief Financial Officer

[Signature Page to Revolving Guarantee and Collateral Agreement]

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC, as Administrative Agent

By:	/s/ Jack F. Morrone
Name: Jack F. Morrone
Title: Duly Authorized Signatory

[Signature Page to Revolving Guarantee and Collateral Agreement]

Schedule I to the

Guarantee and Collateral Agreement

SUBSIDIARY GUARANTORS

None.

I-1

Schedule II to the

Guarantee and Collateral Agreement

EQUITY INTERESTS

Pledgor: C1 Intermediate Corp.

Issuing Entity	Type of Interests	Certificate Number	Number of Interests Pledged	% Interest
ConvergeOne Holdings Corp.	Common stock	C-3	1,000	100%

Pledgor: ConvergeOne Holdings Corp.

Issuing Entity	Type of Interests	Certificate Number	Number of Interests Pledged	% Interest
ConvergeOne, Inc.	Common stock	C-4, C-5	106	100%

PLEDGED DEBT SECURITIES AND PROMISSORY NOTES

Global Intercompany Note: An Amended and Restated Global Intercompany Note exists with C1 Intermediate Corp., C1 Acquisition Corp., and ConvergeOne Holdings Corp., as well as the subsidiaries of ConvergeOne Holdings Corp., as parties to the Note.1

[1]	Note balance may fluctuate from time to time and outstanding principal owed to any Grantor party thereto may be less than $1,000,000.

II-1

Schedule III to the

Guarantee and Collateral Agreement2

U.S. COPYRIGHTS OWNED BY GRANTOR

U.S. COPYRIGHT REGISTRATIONS

Title of Work	Date of First Publication	Nation of Publication	Author	Application Tracking No.	Registration No.
FastCall for Windows	01/05/1994	UISA	ConvergeOne, Inc. (Registered under Spanlink Communications, Inc. as predecessor-in-interest by merger)	N/A	TXu 000612991

PENDING U.S. COPYRIGHT APPLICATIONS FOR REGISTRATION

None.

[2]	Inclusion of intellectual property on this Schedule III does not represent or warrant that such intellectual property is material to any Grantor.

III-1

PATENTS OWNED BY GRANTORS

None.

III-2

TRADEMARK/TRADE NAMES OWNED BY GRANTORS

U.S. TRADEMARK REGISTRATIONS

Mark	Serial No.	Filing Date	Reg. No.	Reg. Date	Owner
CONVERGEONE (Block Letters)	76672322	02/07/2007	3925749	03/01/2011	ConvergeOne, Inc.

PERFORMANCE READINESS CENTER (Block Letters)	76656082	03/02/2006	3373445	01/22/2008	ConvergeOne, Inc. (as successor-in-name of North American Communications Resource, Inc.)

THE PEOPLE WHO KNOW COMMUNICATIONS (Word Only)	76504164	04/0/42003	2942665	04/19/2005	ConvergeOne, Inc. (as successor-in-name of North American Communications Resource, Inc.)

NACR OVATION (Block Letters)	85979410	08/20/2013	4389685	08/20/2013	ConvergeOne, Inc. (as successor-in-name of North American Communications Resource, Inc.)

C1 CONVERGEONE	86731352	08/20/2015	5182412	04/11/2017	ConvergeOne, Inc.

C1 Logo	86731268	08/20/2015	5177258	04/04/2017	ConvergeOne, Inc.

SPANLINK SOLUTIONAUDIT	77796131	07/05/2011	3990618	07/05/2011	ConvergeOne, Inc. (as successor-in-name of Spanlink Communications, Inc. by merger)

EXTRAAGENT	75023386	11/22/1995	2084788	07/29/1997	ConvergeOne, Inc. (as successor-in-name of Spanlink Communications, Inc. by merger)

SOCIALWATCH	85191658	12/06/2010	4050723	11/01/2011	ConvergeOne, Inc. (as successor-in-name of Spanlink Communications, Inc. by merger)

SPANLINK and Curved Lines Design	78692848	08/15/2005	3432797	05/20/2008	ConvergeOne, Inc. (as successor-in-name of Spanlink Communications, Inc. by merger)

III-3

U.S. TRADEMARK APPLICATIONS

None.

III-4

Schedule IV to the

Guarantee and Collateral Agreement

UCC FILING OFFICES

Grantor	Filing Office
C1 Intermediate Corp.	Delaware Secretary of State

ConvergeOne Holdings Corp.	Delaware Secretary of State

ConvergeOne, Inc.	Minnesota Secretary of State

IV-1

Schedule V to the

Guarantee and Collateral Agreement

UCC INFORMATION

Grantor / Legal Name	Type of Entity	Mailing Address	State Organizational Number	Federal Taxpayer Identification Number	Jurisdiction of Organization
C1 Intermediate Corp.	Corporation	233 Wilshire Blvd., Suite 800 Santa Monica, CA 90401	5530736	46-5680101	DE
ConvergeOne Holdings Corp.	Corporation	3344 Highway 149 Eagan, MN 55121	4096344	20-4202326	DE
ConvergeOne, Inc.	Corporation	3344 Highway 149 Eagan, MN 55121	7Z-481	41-1763228	MN

Changes to the Above Information:

None.

V-1

Schedule VI to the

Guarantee and Collateral Agreement

LOCATIONS OF COLLATERAL

None.

B(ii) Leased Locations of Collateral

Grantor	Address	County	State
C1 Intermediate Corp.	N/A	N/A	N/A

ConvergeOne Holdings Corp.	175 Rennell Drive Southport, CT 06890	Fairfield County	CT

ConvergeOne, Inc.	3344 Highway 149 Eagan, MN 55121	Dakota County	MN

	1856 Corporate Drive, #170 Norcross, GA 30093	Gwinnett County	GA

	N19 W24400 Riverwood Dr., #375 Pewaukee, WI 53188	Waukesha County	WI

	8800 Lyra Dr., Suite 250 Columbus, OH 43420	Franklin County	OH

	11065 Aurora Ave. Urbandale, IA 50322	Polk County	IA

	3350 SW 148th Ave., Suite 140 Miramar, FL 33027	Broward County	FL

	7000 W. 45th, #1D Amarillo, TX 71909	Randall County/Potter County	TX

	6021 University Blvd., Suite 260 Ellicott City, MD 21042	Howard County	MD

	2400 E. Katella Ave., Suite 670 Anaheim, CA 92806	Orange County	CA

	9016B Washington NE Albuquerque, NM 87113	Bernalillo County	NM

	1111 North Loop West Suite #515 Houston, TX 77008	Harris County	TX

	246 Industrial Way Eatontown, NJ 07724	Monmouth County	NJ

	420 W. Main Street, Suite 300 Boise, ID 83702	Ada County	ID

	10475 Crosspoint Blvd, Indianapolis, IN 46256	Marion County	IN

	1255 Crescent Green, Suite 145 Cary, NC 27518	Wake County	NC

	2800 North Central Avenue, Suites 1535 and	Maricopa	AZ

VI-1

1550 Phoenix, AZ 85004	County

7807 East Peakview Avenue, #120 Centennial, CO 80111	Arapahoe County	CO

1404 N. Main Street, Suite 101 Meridian, ID 83642	Ada County	ID

825 Chicago Avenue, Suite C1 Evanston, IL 60202	Cook County	IL

5940 Golden Hills Drive Golden Valley, MN 55416	Hennepin County	MN

723 S. 3rd Street, Suite 105 Las Vegas, NV 89101	Clark County	NV

230 Park Avenue, Suites 125, 5, & 7 New York, NY 10169	New York County	NY

5335 Meadows Road, Suite 155 Lake Oswego, OR 97035	Clackamas County	OR

110 Wild Basin Road, Suite 230 Austin, TX 78746	Travis County	TX

101 E. Park Blvd, Suite 951 Plano, TX 75074	Collin County	TX

849 West LeVoy Drive, Suites 100 and 104 Salt Lake City, UT 84123	Salt Lake County	UT

4290 E. Brickell St. Ontario, CA 91761	San Bernardino County	CA

9 Corporate Park, Suite 150 Irvine, CA 92606	Orange County	CA

6190 CornerStone Court, Suite 105 San Diego, CA 92121	San Diego County	CA

400 N. Brand Blvd., Suite 930 Glendale, CA 91203	Los Angeles County	CA

6956 Indiana Ave., Suite 5 Riverside, CA 92506	Riverside County	CA

940 Riverside Parkway, Suite 70 West Sacramento, CA 95605	Yolo County	CA

B(iii) Locations of Collateral in Possession of Persons Other Than Grantors or any Subsidiary

None.

VI-2

Schedule VII to the

Guarantee and Collateral Agreement

DEPOSIT ACCOUNTS

Company	Bank	Account #	Account Type
C1 Intermediate Corp.
ConvergeOne Holdings Corp.
ConvergeOne, Inc.

VII-1

Schedule VIII to the

Guarantee and Collateral Agreement

CHATTEL PAPER

None.

VIII-1

Exhibit A to the

Guarantee and

Collateral Agreement

SUPPLEMENT NO. [•] (this “Supplement”) dated as of [•], to the Guarantee and Collateral Agreement dated as of June 20, 2017 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), among C1 Intermediate Corp., a Delaware corporation (“Holdings”), ConvergeOne Holdings Corp., a Delaware corporation, (“C1H”), ConvergeOne, Inc., a Minnesota corporation (together with C1H, the “Borrower”), each subsidiary of the Borrower from time to time party thereto (each such subsidiary individually a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”; the Subsidiary Guarantors, the Borrower and Holdings are referred to collectively herein as the “Grantors”) and Wells Fargo Commercial Distribution Finance, LLC, as administrative agent and collateral agent (in such capacities, together with its successors and permitted assigns, the “Administrative Agent”) for the Secured Parties (as defined therein).

A. Reference is made to the Revolving Loan Credit Agreement dated as of June 20, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Holdings, the lenders from time to time party thereto (the “Lenders”), and Wells Fargo Commercial Distribution Finance, LLC, as Administrative Agent for the Lenders.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement or the Guarantee and Collateral Agreement, as applicable.

C. The Grantors have entered into the Guarantee and Collateral Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit. Section 7.15 of the Guarantee and Collateral Agreement provides that certain additional Restricted Subsidiaries of the Borrower may become Subsidiary Guarantors and Grantors under the Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Guarantor and a Grantor under the Guarantee and Collateral Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue additional Letters of Credit, as consideration for Loans previously made and Letters of Credit previously issued, to induce the Hedge Creditors to enter into and/or maintain Hedging Obligations and to induce the Banking Services Creditors to enter into and/or maintain Banking Services Obligations with one or more Loan Parties.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 7.15 of the Guarantee and Collateral Agreement, the New Subsidiary by its signature below becomes a Grantor and Subsidiary Guarantor under the Guarantee and Collateral Agreement with the same force and effect as if originally named therein as a Grantor and Subsidiary Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantee and Collateral Agreement applicable to it as a Grantor and Subsidiary Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor and Subsidiary Guarantor thereunder are true and correct in all material respects on and as of the date hereof (for this purpose, as though references therein to the “date hereof” were to the date of this Supplement). In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations (as defined in the Guarantee and Collateral Agreement), does hereby create and grant to the Administrative

Agent, for the benefit of the Secured Parties, their successors and permitted assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Guarantee and Collateral Agreement). Each reference to a “Grantor” or a “Subsidiary Guarantor” in the Guarantee and Collateral Agreement shall be deemed to include the New Subsidiary. The Guarantee and Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subsidiary and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile, pdf or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants to the Administrative Agent and the Secured Parties that as of the date hereof (a) Schedule I attached hereto correctly sets forth (i) any and all Equity Interests and Pledged Debt Securities now owned by the New Subsidiary, (ii) any and all Intellectual Property now owned by the New Subsidiary, (iii) the locations of Collateral owned by the New Subsidiary, (iv) the Deposit Accounts maintained by the New Subsidiary and (v) Chattel Paper of the New Subsidiary, and (b) set forth under its signature hereto, is the exact legal name (as such name appears on its certificate or articles of incorporation or formation) of the New Subsidiary and its jurisdiction of organization.

SECTION 5. Except as expressly supplemented hereby, the Guarantee and Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be given as provided in Section 7.01 of the Guarantee and Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement as provided in Section 9.05 of the Credit Agreement.

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guarantee and Collateral Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

By:
Name:
Title:
Address;
Legal Name:
Jurisdiction of Formation:

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC, as Administrative Agent,

By:
Name:
Title:

Schedule I to the

Supplement to Guarantee

and Collateral Agreement

Collateral of the New Subsidiary

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

PLEDGED DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

PLEDGED DEBT SECURITIES

[Follow format of Schedules III through VIII to the

Guarantee and Collateral Agreement.]

Schedule I